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                                                                      Exhibit 12


            COMPUTATION OF THE RATIOS OF CURRENT ASSETS TO CURRENT
                LIABILITIES FOR THE YEARS 1996, 1995 AND 1994


                                1996      1995      1994
                                ----      ----      ----

        Current Assets          4573.2    4087,7    3587.6
        Current Liabilities     2934.7    2590.4    2161.4
                                ------    ------    ------
        Current Ratio             1.62      1.58      1.66